Blue Martini Software
Option Programs

COMPANY ALL HANDS

November 4, 2002

BLUE MARTINI SOFTWARE

Elevating the Customer Experience™

REPLACEMENT STOCK OPTION PROGRAM

BLUE MARTINI SOFTWARE

Elevating the Customer Experience™

Program Framework

- Exchange underwater options for new Replacement Option
  - "Underwater" means strike price of $1.77 or more
  - Exchange is one-to-one
    - Trade in 5,000 underwater options, receive new Replacement Option for 5,000
  - Exchange is all or nothing
    - Trade in all your underwater options or none of them
    - Cannot exchange only some of them
  - Number of options eligible for exchange program will vary by individual
    - Based 100% on number of underwater options
    - Some employees have many underwater options; some have none

Option Terms

- Strike price: FMV as of close of offering period
  - Targeted for Wednesday, December 4, 2002
- Vesting
  - Monthly over 5 months (20% per month) – because:
    - Shorter expiration period
    - Employees are giving up options that are already partially vested
- Expiration
  - Shortened 9-month expiration

Process & Communications

- Offer to Exchange filed with SEC – **PLEASE READ!**
  - Will be distributed to all employees today via email
  - Contains description, instructions, Q&A and forms
- To Exchange Your Options
  - Complete and sign the Election Form and deliver to Marlene Manzanares in Stock Administration
  - Return Election Form even if you choose not to participate
  - Participation in the Exchange is voluntary
  - If you do not indicate whether or not you want to participate by the deadline, you will keep all current options
  - DEADLINE FOR RECEIPT BY STOCK ADMINISTRATION:

12 MIDNIGHT, PACIFIC TIME, DECEMBER 4, 2002



BLUE MARTINI™
SOFTWARE

Elevating the Customer Experience